WEIS MARKETS, INC.

Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

	State of	Percent Owned
	Incorporation	By Registrant
Dutch Valley Food Company, LLC	Pennsylvania	100%
Weis Transportation, LLC	Pennsylvania	100%
WMK Financing, Inc.	Delaware	100%

The Consolidated Financial Statements include the accounts of the Company and its subsidiaries.